UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 19, 2018

CSI Compressco LP

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (281) 364-2244

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2018, the Board of Directors of CSI Compressco GP, Inc. (“General Partner”), the general partner of CSI Compressco LP (the “Partnership”), elected Michael E. Moscoso as Vice President – Finance of the General Partner, in which role he will assume responsibilities from Elijio V. Serrano as the principal accounting officer.  Mr. Serrano will continue to serve as the Chief Financial Officer and remains the principal financial officer of the General Partner.

Mr. Moscoso, 52, has served as the Director of Internal Audit of TETRA Technologies, Inc. since July 2014.  From July 2005 until April 2014, Mr. Moscoso served in various internal audit roles with increasing responsibility, most recently as the senior director – internal audit, at AEI Services, LLC, a private company which owned and operated interests in multiple power generation assets, as well as natural gas transportation and distribution businesses in Central and South America, the Caribbean, and other international locations. From April 2014 until July 2014, Mr. Moscoso was self-employed.  Mr. Moscoso’s prior experience includes serving as the director of settlements and, prior to that, as manager of risk reporting and controls of Enron Corporation, the assistant treasurer of Zilkha Energy Company, and as controller – Latin America division of Weatherford International.  Mr. Moscoso began his career in 1989 with KPMG, where his responsibilities primarily included managing and executing audits of exploration and production companies and pipeline companies. Mr. Moscoso received his B.B.A. degree in accounting from the University of Houston, is a certified public accountant in the State of Texas, and a certified internal auditor.

In connection with Mr. Moscoso’s appointment as Vice President - Finance, the Partnership approved an annual base salary of $195,500 and a target annual cash incentive bonus opportunity equal to 30% of his base salary. Mr. Moscoso will also be eligible to participate in annual grants of long-term incentives similar to the General Partner’s other executives. The General Partner has entered into the Partnership’s general form of employment agreement, which evidences the at-will nature of Mr. Moscoso’s employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors.

There are no arrangements or understandings between Mr. Moscoso and any other person pursuant to which he was appointed as an officer of the General Partner. Neither the General Partner nor the Board of Directors is aware of any transaction in which Mr. Moscoso has an interest that requires disclosure under Item 404(a) of Regulation S-K. For relationships among the Partnership, the General Partner, and TETRA and its affiliates (Mr. Moscoso’s prior employer), please read Item 13 “Certain Relationships and Related Transactions, and Director Independence,” which is incorporated herein by reference to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 28, 2017.

Mr. Moscoso may be indemnified by the General Partner pursuant to the Certificate of Incorporation and Bylaws of the General Partner and by the Partnership pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, for actions associated with being an officer. The Partnership has entered into an Indemnification Agreement with Mr. Moscoso in the same form the Partnership offers to its directors and executive officers. A copy of the form of the Indemnification Agreement is filed as Exhibit 10.5 to the Partnership’s Registration Statement on Form S-1/A (Registration No. 333-155260) filed on May 27, 2011 and incorporated in this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSI Compressco LP

By:	CSI Compressco GP Inc.,
its general partner

By:	/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
General Counsel

Date: January 22, 2018